Code of Conduct for Chief Executive and Senior Financial Officers of Ashport
     Mutual Funds Adopted by the Board of Trustees of Ashport Mutual Funds

      The Trust is committed to conducting business in accordance with applicable laws, rules and regulations and the highest standards of business ethics and to full and accurate disclosure - financial and otherwise - in compliance with applicable law. This Code of Conduct, applicable to the Trust's Principal Executive Officer, President, Principal Financial Officer and Treasurer (or persons performing similar functions) (together, "Senior Officers"), sets forth policies to guide you in the performance of your duties.

      As a Senior Officer, you must comply with applicable law. You also have a responsibility to conduct yourself in an honest and ethical manner. You have leadership responsibilities that include creating a culture of high ethical standards and a commitment to compliance, maintaining a work environment that encourages the internal reporting of compliance concerns and promptly addressing compliance concerns.

      This Code of Conduct recognizes that the Senior Officers are subject to certain conflicts of interest inherent in the operation of investment companies, because the Senior Officers currently or may in the future serve as officers or employees of the investment adviser to the Trust (the "Adviser") and/or affiliates of the Adviser (the "Advisory Group") and as officers or trustees/directors of other registered investment companies and unregistered investment funds advised by the Advisory Group. This Code of Conduct also recognizes that certain laws and regulations applicable to, and certain policies and procedures adopted by, the Trust or the Advisory Group govern your conduct in connection with many of the conflict of interest situations that arise in connection with the operations of the Trust, including:

o the Investment Company Act of 1940, as amended and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the "1940 Act");

o the Investment Advisers Act of 1940, as amended and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the "Advisers Act");

o the Code of Ethics adopted by the Trust pursuant to Rule 17j-1(c) under the 1940 Act (collectively, the Trust's 1940 Act Code of Ethics);

o the policies and procedures adopted by each Trust to address conflict of interest situations, such as procedures under Rule 10f-3, Rule 17a-7, Rule 17d-1 and Rule 17e-1 under the 1940 Act (collectively, the "Conflict Policies"); and

o the Advisory Group's policies and procedures to address, among other things, conflict of interest situations and related matters (collectively, the "Advisory Policies").

      The provisions of the 1940 Act, the Advisers Act, the 1940 Act Codes of Ethics, the Conflict Policies and the Advisory Policies are referred to herein collectively as the "Additional Conflict Rules".

      This Code of Conflict is different from, and is intended to supplement, the Additional Conflict Rules. Accordingly, a violation of the violation of this Code of Conduct, unless and until the Trustees shall determine that any such violation of the Additional Conflict Rules is also a violation of this Code of Conduct.

SENIOR OFFICERS SHOULD ACT HONESTLY AND CANDIDLY

      Each Senior Officer has a responsibility to the Trust to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

      Each Senior Officer must:

o act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Additional Conflict Rules;

o comply with the law, rules and regulations that govern the conduct of the Trust's operations and report any suspected violations thereof in accordance with the section below entitled "Compliance with Code of Conduct; and

o adhere to a high standard of business ethics.

CONFLICTS OF INTEREST

      A conflict of interest for the purpose of this Code of Conduct occurs when your private interests interfere in any way, or even appear to interfere, with the interests of the Trust.

      Senior Officers are expected to use objective and unbiased standards when making decisions that affect the Trust, keeping in mind that Senior Officers are subject to certain inherent conflicts of interest because Senior Officers of the Trust also are or may be officers the Advisory Group (as a result of which it is incumbent upon you to be familiar with and to seek to comply with the Additional Conflict Rules).

      You are required to conduct the business of the Trust in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and business relationships. When making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest with respect to the Trust where you are receiving a personal benefit, you should act in accordance with the letter and the spirit of this Code of Conduct.

      If you are in doubt as to the application or interpretation of this Code of Conduct to you as a Senior Officer of the Trust, you should make full disclosure of all relevant facts and circumstances to the general counsel of the Advisory Group (the "General Counsel") and obtain the approval of the General Counsel prior to taking action.

      Some conflict of interest situations that should always be approved by the General Counsel, if material, include the following:

o the receipt of any entertainment or non-nominal gift by the Senior Officer, or a member of his or her family, from any company with which the Trust has current or prospective business dealings (other than the Advisory Group), unless such entertainment or gift is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any questions of impropriety;

o any ownership interest in, or any consulting or employment relationship with, of any of the Trust's service providers, other than the Advisory Group; and

o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Senior Officer's employment by the Advisory Group, such as compensation or equity ownership.

DISCLOSURES

      It is the policy of the Trust to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that such Trust files with, or submits to, the SEC or a national securities exchange and in all other public communications made by such Trust. As a Senior Officer, you are required to promote compliance with this policy and to abide by such Trust's standards, policies and procedures designed to promote compliance with this policy.

Each Senior Officer must:

Familiarize himself or herself with the disclosure requirements applicable to the Trust as well as the business and financial operations of the Trust; and

Not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, including to the Trustees, independent auditors, counsel, counsel to the Independent Trustees, governmental regulators or self-regulatory organizations.

COMPLIANCE WITH CODE OF CONDUCT

      If you know of or suspect a violation of this Code of Conduct or other laws, regulations, policies or procedures applicable to the Trust you must report that information on a timely basis to the General Counsel or report it anonymously by following the "whistle blower" policies adopted by the Advisory Group from time to time. NO ONE WILL BE SUBJECT TO RETALIATION BECAUSE OF A GOOD FAITH REPORT OF A SUSPECTED VIOLATION.

      The Trust will follow these procedures in investigating and enforcing this Code of Conduct, and in reporting on this Code of Conduct:

      1. The General Counsel will take all appropriate action to investigate any actual or potential violations reported to him or her;

      2. Violations an potential violations will be reported to the Board of Trustees after such investigation;

      3. If the Board of Trustees determines that a violation has occurred, it will take all appropriate disciplinary or preventive action; and

      4. Appropriate disciplinary or preventive action may include a letter of censure, suspension, dismissal or, in the event of criminal or other serious violation of law, notification to the SEC or other appropriate law enforcement authorities.

WAIVERS OF CODE OF CONDUCT

      Except as otherwise provided in this Code of Conduct, the General Counsel is responsible for applying the Code of Conduct to specific situations in which questions are presented to the General Counsel and has the authority to interpret this Code of Conduct in any particular situation. The General Counsel shall take all action he or she considers appropriate to investigate any actual or potential violations reported under this Code of Conduct.

      The General Counsel is authorized to consult as appropriate, with counsel to the Trust, the Advisory Group or the Independent Trustees, and is encouraged to do so.

      The Board of Trustees of the Trust is responsible for granting waivers of this Code of Conduct, as appropriate. Any changes to or waivers of this Code of Conduct will, to the extent required, be disclosed on Form N-CSR, or otherwise, as provided by SEC rules.

      The Trust will maintain and preserve for a period of not less than six years from the date an action is taken, the first two years in an easily accessible place, a copy of the information or materials supplied to the Board of Trustees pursuant to this Code of Conduct:

      1. That provided the basis for any amendment or waiver to this Code of Conduct; and

      2. Relating to any violation of this Code of Conduct and sanctions imposed for such violation, together with a written record of the approval or action taken by the Board of Trustees.

CONFIDENTIALITY

      All reports and records prepared or maintained pursuant to this Code of Conduct shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code of Conduct, such matters shall not be disclosed to anyone other than the Independent Trustees and their counsel, the Trust and its counsel, the Advisory Group and its counsel and any other advisors, consultants, counsel retained by Trustees, the Independent Trustees or any committee of Trustees.

AMENDMENTS

      This Code of Conduct may not be amended as to the Trust except in written form, which is specifically approved by a majority vote of the Trustees, including a majority of its Independent Trustees.

NO RIGHTS CREATED

      This Code of Conduct is a statement of certain fundamental principles, policies and procedures that govern each of the Senior Officers in the conduct of the Trust's business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person or entity.

ACKNOWLEDGEMENT FORM

I have received and read the Code of Conduct for Principal Executive and Senior Financial Officers and I understand its contents. I agree to comply fully with the standards contained in the Code of Conduct and the Trust's related policies and procedures. I understand that I have an obligation to report any suspected violations of the Code of Conduct on a timely basis to the General Counsel or report it anonymously by following the "whistle blower" policies adopted by the Advisory Group from time to time.

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Printed Name

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Signature

Date:
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